The business combination described in this press release involves securities of Japanese companies. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuers are located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. Ryoyo Electro Corporation and Ryosan Company, Limited assume no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

[Translation]

October 16, 2023

Company	Ryoyo Electro Corporation
Representative	Representative Director, President	Moritaka Nakamura
(Code number: 8068 TSE Prime)
Contact	Executive Officer, General Manager of Administration Division	Masayuki Takahashi
(Tel.: +81-3-3546-6331)

Company	Ryosan Company, Limited

Representative	Representative Director, President	Kazuhiko Inaba
(Code number: 8140 TSE Prime)
Contact	Executive Officer, General Manager of Planning Division	Norihiko Takahashi
(Tel.: +81-3-3862-2831)

Notice of Execution of Definitive Agreement for Management Integration between Ryoyo Electro Corporation and Ryosan Company, Limited through the Establishment of a Joint Holding Company (Share Transfer)

Ryoyo Electro Corporation (“Ryoyo Electro”) and Ryosan Company, Limited (“Ryosan”; Ryoyo Electro and Ryosan are collectively referred to as the “Companies”) have been in discussions regarding the management integration of the Companies (the “Management Integration”), as disclosed in the “Notice of Execution of a Memorandum of Understanding for Management Integration between Ryoyo Electro Corporation and Ryosan Company, Limited”, dated May 15, 2023, and hereby announce that they have reached an agreement concerning the establishment of Ryoyo Ryosan Holdings, Inc. (the “Joint Holding Company”), which will become the wholly-owning parent company of the Companies, on April 1, 2024 (scheduled) by way of a joint share transfer (kyoudou kabushiki iten) (the “Share Transfer”), and the terms and conditions of the Management Integration, and in accordance with the resolutions of their respective boards of directors held today, they have entered into a management integration agreement in the spirit of equality (the “Management Integration Agreement”) and have jointly prepared a share transfer plan (the “Share Transfer Plan”).

The implementation of the Management Integration and the Share Transfer is subject to, among other things, the Companies obtaining the approval of their general meetings of shareholders and the permission and authorization of the relevant authorities required for the Management Integration and the Share Transfer.

[Translation]

1.	Background and purpose of the Management Integration
(1)	Background of the Management Integration

Ryoyo Electro is an electronics trading company selling “semiconductors and devices” and offering “ICT and solutions” in its business domain. Ryoyo Electro sells products and provides associated services to electronic equipment manufacturers and users in Japan and overseas. It endeavors to realize its vision of becoming “a company that provides the best solutions for our customers’ issues and problems in a faster and better manner than anyone else.” By leveraging its wide range of upstream and downstream contacts in the supply chain and taking advantage of the market needs, as obtained from end users, Ryoyo Electro expands its relationships with upstream electronics manufacturers; also, by creating unique solutions that combine product, technology and services, it is developing a business model that circulates information and value throughout the supply chain.

Ryosan is a trading company specializing in the sale of semiconductor and electronic components in its device business and IT equipment in its solutions business. It sells products, such as electronic equipment, to manufacturers in Japan and overseas. Ryosan aims to become a “company that creates confidence and the best fit for society in the electronics domain.” It positioned the innovation of its business model, supplier networks and sales channels as pillars of growth. Ryosan is proceeding with the “promotion of the diversification of its portfolio” through extensive commercial rights acquisitions and channel reform, “deepening its local businesses in the Greater China” through collaboration with local investees, “benefiting from advanced investment products and new investment,” “investing in business transformation”, such as entry into new businesses, including manufacturing based on customer needs, “streamlining existing businesses” by utilizing various digital technologies and “developing business infrastructure”, such as management information development, education, risk management and governance.

As described above, the Companies operate as trading companies in the electronics domain. The environment surrounding the electronics trading industry is undergoing significant changes due to rapid increase in the use of new technologies, with the acceleration of IoT and digital transformation (DX) across society. In line with these changes in the industry environment, the function and role of electronics trading companies is also changing. In addition, while competition among trading companies is intensifying due to the alliances of electronic component manufacturers, such as semiconductor and IT equipment manufacturers, external factors, such as changes in the supply-demand balance in the semiconductor market, trends in the financial markets, rising resource and material prices, and geopolitical risks, are having a significant impact on the business environment and performance. As such, electronics trading companies, while having low profitability, are vulnerable to changes in the external environment.

Based on this recognition, the Companies have aligned their understanding that, in order to achieve a sustainable increase in corporate value and further contribute to all stakeholders, it is necessary not only to establish a solid management base, but also to break through the growth limit of each company and pursue value enhancement across the entire value chain by integrating their respective strengths. The Companies have therefore reached a final agreement regarding the Management Integration through the establishment of the Joint Holding Company.

(2)	Purpose of and initiatives for the Management Integration

Through the Share Transfer, the Companies, as a new core group of domestic electronics trading companies, will promote the following initiatives that make maximum use of the management resources, such as good customer relationships and excellent products and solutions, that each of the Companies has built up over the years, within a new framework, and strive to further enhance their corporate value.

[Translation]

(i)	Expanding “quantity” by multiplying the management assets of the Companies

Given the limited overlap in customers and product lines, the Companies will rapidly expand their business base by offering new products to their existing customers and by offering existing products to new customers. By expanding and enhancing new contact points with customers through these initiatives, the Companies will gain an accurate and deep understanding of their customers’ needs. In addition, the Companies will further expand the scale of their business by leveraging the needs identified as a result of these initiatives to offer new products and services.

(ii)	Improving “quality” by creating new value

The Companies will further acquire know-how to provide solutions by making the most of their accumulated knowledge to meet the diverse needs of customers identified through the initiatives described in (i) above. The Companies will not only sell products, but also promote the provision of added value that no other company can provide, in order to solve problems and issues faced by customers and the market as a whole. By broadening the scope of the solution domain through these initiatives, the Companies will seek to develop diverse business models and create a new image of electronics trading companies unlike any before.

(iii)	Creating an optimal structure and fostering a corporate culture to support the initiatives in (i) and (ii)

As an optimal structure to support the initiatives in (i) and (ii) above, the Companies will develop an infrastructure for the unified management of the group and establish a system to realize the provision of new value to customers.

In addition, the Companies will further improve their organizational ability to meet customer needs by fostering a corporate culture in which each and every employee can enhance their “individual” skills and experience both the joy of contributing to customers and personal growth through the active exchange of knowledge and technology among employees of the Companies.

By combining the strengths of Ryosan, which has key semiconductor products and a solid customer base, with those of Ryoyo Electro, which has extensive experience in ICT fields such as DX and AI, through the initiatives in (i) to (iii) above, the Companies will aim to become a company that customers continue to choose, creating a virtuous cycle by pursuing “quantity” and “quality,” helping solve not only the issues and problems of individual customers but also the common problems and issues of the market as a whole, and seeking to provide new value.

[Translation]

The Companies will promote the above initiatives to realize synergies from the Management Integration as early as possible and aim to achieve a sales volume of JPY 500 billion and an operating profit of JPY 30 billion as the group management’s targets for the fiscal year ending March 31, 2029. In addition, the Companies will continue to consider measures with a view to realize further growth opportunities beyond the scope of electronics trading companies in order to pursue value enhancement throughout the entire value chain, with the ultimate goal of solving the problems of end-users who are “customers of the Companies’ customers.”

2.	Outline of the Management Integration
(1)	Method of the Management Integration

The Management Integration will take the form of a joint share transfer whereby the Companies will become wholly-owned subsidiaries (kabushiki iten kanzen kogaisha), and the newly established Joint Holding Company will become the wholly-owning parent company (kabushiki iten kanzen oyagaisha).

(2)	Status after the Management Integration

(i) Overview of the Joint Holding Company (planned)

Trade name	Ryoyo Ryosan Holdings, Inc.
Location of the head office	2-3-5 Higashi-Kanda, Chiyoda-ku, Tokyo, 101-0031, Japan
Location of the headquarters	1-12-22 Tsukiji, Chuo-ku, Tokyo, 104-8408, Japan
Organizational structure	A company with an audit and supervisory committee (kansa tou i’inkai setchi gaisha)
Representatives and officers who will take office	Representative Director, President Representative Director, Vice President Director Director Director Outside Director Outside Director Outside Director	Moritaka Nakamura Kazuhiko Inaba Shunya Endo Atuyuki Ohashi Norihiko Takahashi Shinya Takada Haruyoshi Kawabe Masumi Shiraishi

Director, Full-time Audit and Supervisory Committee Member

Outside Director, Audit and Supervisory Committee Member

Outside Director, Audit and Supervisory Committee Member

Outside Director, Audit and Supervisory Committee Member

Kiyoshi Waki Mahito Ogawa Motomi Oi Sachiko Fukuda

[Translation]

Business line	Managing the business of companies principally engaged in the purchase and sale of devices and ICT products, and any business incidental or related thereto
Capital	JPY 15 billion
Fiscal year-end	March 31
Net asset	Not fixed at this time.
Total assets	Not fixed at this time.
Accounting auditor	Deloitte Touche Tohmatsu LLC
Shareholder register administrator	Mitsubishi UFJ Trust and Banking Corporation

(ii) Other

Other matters related to the management structure of the Joint Holding Company will be determined by the effective date of the Share Transfer through further discussions between the Companies.

(3)	Schedule of the Management Integration
Execution of a Memorandum of Understanding for the Management Integration (the Companies)	May 15, 2023
A meeting of the board of directors to approve the Management Integration Agreement and the Share Transfer Plan (the Companies)	October 16, 2023 (today)
Execution of the Management Integration Agreement and preparation of the Share Transfer Plan (the Companies)	October 16, 2023 (today)
The date of public notice of the record date for the extraordinary general meeting of shareholders (the Companies)	October 16, 2023 (today)
The record date for the extraordinary general meeting of shareholders (the Companies)	October 31, 2023 (scheduled)
The extraordinary general meeting of shareholders to approve the Share Transfer Plan (the Companies)	December 19, 2023 (scheduled)
The last trading day at Tokyo Stock Exchange, Inc. (“Tokyo Stock Exchange”) (the Companies)	March 27, 2024 (scheduled)
The date of delisting from the Tokyo Stock Exchange (the Companies)	March 28, 2024 (scheduled)
The effective date of the Share Transfer (the date of registration of the establishment of the Joint Holding Company) The date of listing of the shares of the Joint Holding Company	April 1, 2024 (scheduled)

(Note)	The above is the current plan, and the schedule may be changed through consultation between the Companies, if necessary, depending on the progress made with the Management Integration and with the Share Transfer, or for other reasons.

(4)	Details of Allotment pertaining to the Share Transfer (Share Transfer Ratio)
	Ryoyo Electro	Ryosan
Share transfer ratio	１	1.32

(Note 1) Share allotment ratio

One common share of the Joint Holding Company will be allotted to one common share of Ryoyo Electro, and 1.32 common shares of the Joint Holding Company will be allotted to one common share of Ryosan. However, the above share transfer ratio may be changed through consultation between the Companies in the event of any material change in the terms and conditions which form the basis of the calculation. If there is a fraction of less than one share in the number of common shares of the Joint Holding Company to be delivered to shareholders of the Companies as a result of the Share Transfer, the amount corresponding to the fraction of less than one share will be paid to such shareholders in accordance with Article 234 of the Companies Act and other related laws and regulations.

[Translation]

(Note 2) Share unit (tangen kabushiki sū) of the Joint Holding Company and treatment of fractional shares (tangen miman kabushiki)

The share unit of the Joint Holding Company is 100 shares.

Shareholders of the Companies who will receive an allotment of the Joint Holding Company’s shares of less than one share unit (100 shares) as a result of the Share Transfer may not sell such shares on the Tokyo Stock Exchange and other financial instruments exchanges (kin’yū shouhin torihikijo). However, shareholders who will hold such fractional shares may request the Joint Holding Company to purchase their fractional shares pursuant to Article 192, Paragraph 1 of the Companies Act. In addition, those shareholders may also request the Joint Holding Company to sell them the number of shares that, together with the number of their fractional shares, will constitute one share unit pursuant to Article 194, Paragraph 1 of the Companies Act and the articles of incorporation of the Joint Holding Company.

(Note 3) Number of new shares to be delivered by the Joint Holding Company as a result of the Share Transfer (planned)

59,800,000 common shares

The above number is calculated based on the total number of issued shares of Ryoyo Electro (26,800,000 shares as of the end of July 2023) and the total number of issued shares of Ryosan (25,000,000 shares as of the end of September 2023).

(5)	Treatment of share options and bonds with share options in association with the Share Transfer

One unit of the first series share options of the Joint Holding Company will be allotted for each unit of the third series share options already issued by Ryoyo Electro.

Ryosan has not issued any share options.

The Companies have not issued any bonds with share options.

(6)              Dividends from surplus of the Companies based on the record dates prior to the establishment of the Joint Holding Company

While Ryoyo Electro plans to pay a dividend of JPY 80 per share with the record date of January 31, 2024, Ryoyo Electro also plans to partially amend its Articles of Incorporation, including effecting a change in the fiscal year end (the last day of a fiscal year), at the extraordinary general meeting of shareholders scheduled for December 19, 2023, as stated in “Notice Concerning Revision of Dividend Forecast and Change in Shareholder Benefit Plan Due to Change in Fiscal Year End (Last Day of a Fiscal Year)” separately released today. In such case, Ryoyo Electro plans to pay a dividend of JPY 100 per share after changing the record date for the dividends from surplus to March 31, 2024.

Ryosan also plans to pay a dividend of JPY 60 yen per share with the record date of September 30, 2023 and a dividend of JPY 90 yen per share with the record date of March 31, 2024, respectively. For details, please refer to the “Notice Concerning Upward Revision of Forecast of First-Half Business Results for the Consolidated Fiscal Year 2023” and the “Notice Concerning Revision of Dividend Forecast (Interim Dividend Increase and Commemorative Dividend for 40th Anniversary of Listing and 70th Anniversary of Foundation)” separately released as of October 16, 2023.

3.	Grounds for Details of Allotment pertaining to the Share Transfer
(1)	Grounds and reasons for details of allotment

In order to ensure the fairness of the determination of the share transfer ratio as described in “2. Outline of the Management Integration, (4) Details of allotment pertaining to the Share Transfer (share transfer ratio)” above, Ryoyo Electro has appointed Daiwa Securities Co. Ltd. (“Daiwa Securities”) and Ryosan appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) respectively, as financial advisors and third-party calculation agents independent of the Companies, and the Companies have received a report on the calculation of the share transfer ratio as of October 13, 2023.

[Translation]

By reference to the advice and results of the calculations by the financial advisors and third-party calculation agents, as well as the legal advice from the legal advisors of the respective Companies as described in “3. Grounds for Details of Allotment pertaining to the Share Transfer, (4) Measures for securing fairness, (ii) Advice from independent law firms” below, based on the results of the due diligence conducted by each of the Companies on the other party, and after comprehensive consideration of factors such as the financial conditions, status of assets, future prospects and stock price fluctuations of the Companies, the Companies have, after a series of careful negotiations and deliberations between the Companies in respect of the share transfer ratio, finally determined that the share transfer ratio stated in “2. Outline of the Management Integration, (4) Details of allotment pertaining to the Share Transfer (share transfer ratio)” above is reasonable, and the share transfer ratio for the Share Transfer has been determined and agreed upon at the meetings of the boards of directors of both Companies held today.

(2)	Matters relating to calculation

(i) Name of calculation agents and relationship with the Companies

Neither Daiwa Securities, the third-party calculation agent of Ryoyo Electro, nor Mitsubishi UFJ Morgan Stanley Securities, the third-party calculation agent of Ryosan, is a related party of the Companies, and neither of them has a material interest in the Share Transfer that should be stated herein.

(ii) Outline of calculation

Daiwa Securities has adopted and made calculations using: (a) the market stock price method on the grounds that the shares of the Companies are listed on a financial instruments exchange and their market stock prices are available; and (b) the discounted cash flow method (“DCF Method”) in order to reflect the status of future business activities to the assessment.

For the market stock price method, the closing price of the share price on the calculation base date on the Tokyo Stock Exchange and the simple average of the closing prices for the respective periods of one (1) month prior to the calculation base date, three (3) months prior to the calculation base date and six (6) months prior to the calculation base date on the Tokyo Stock Exchange have been adopted with the calculation base date of October 13, 2023.

Under the DCF Method, the corporate value is evaluated by discounting future cash flows, etc. based on financial prospects prepared by the Companies to the present value using a certain discount rate. For the avoidance of doubt, the financial prospects of the Companies on which the calculations are based do not include those for fiscal years in which significant increases or decreases in profits are expected.

The results of the calculations under each of the above methods are as follows. The results of the calculations of the share transfer ratio below represent the results of the calculations of the number of common shares of the Joint Holding Company to be allotted for one common share of Ryosan where one common share of the Joint Holding Company is allotted for one common share of Ryoyo Electro.

Adopted method	Calculation results of share transfer ratio
Market stock price method	1.27 to 1.40
DCF Method	0.99 to 1.43

On the other hand, in respect of Ryoyo Electro and Ryosan, Mitsubishi UFJ Morgan Stanley Securities has adopted and made calculations using: (a) the market stock price analysis on the grounds that the shares of the Companies are listed on a financial instruments exchange and their market stock prices are available; (b) the comparable peer company multiple analysis on the grounds that there exist multiple comparable listed peer companies with respect to both Companies and that the stock price is available for comparable peer company multiple analysis; and (c) the discounted cash flow analysis (“DCF Analysis”) in order to reflect the status of future business activities to the assessment.

[Translation]

For the market stock price analysis, the closing price of the share price on the calculation base date on the Tokyo Stock Exchange and the simple average of the closing prices on the respective transaction dates for the respective periods of one (1) month prior to the calculation base date, three (3) months prior to the calculation base date and six (6) months prior to the calculation base date on the Tokyo Stock Exchange have been adopted with the calculation base date of October 13, 2023.

The calculation of prices using the DCF Analysis is based on various factors, such as the profits in the financial prospects and investment plans provided by the management of Ryoyo Electro and Ryosan, all of which have been acknowledged by both Companies to be used for the purpose of the calculation, results of the due diligence conducted on Ryoyo Electro and Ryosan and other information generally made available to the public. For the avoidance of doubt, the financial prospects of the Companies on which the calculations are based do not include those for fiscal years in which significant increases or decreases in profits are expected.

The results of the calculations under each of the above methods are as follows. The results of the calculations of the share transfer ratio below represent the results of the calculations of the number of common shares of the Joint Holding Company to be allotted for one common share of Ryosan where one common share of the Joint Holding Company is allotted for one common share of Ryoyo Electro.

Adopted method	Calculation results of share transfer ratio
Market stock price analysis	1.27 to 1.40
Comparable peer company multiple analysis	0.80 to 1.88
DCF Analysis	1.20 to 2.23

(Note) The analysis by Mitsubishi UFJ Morgan Stanley Securities and the analysis of the underlying share transfer ratio are provided to the board of directors of Ryosan for its reference only. Such analysis does not constitute a financial opinion or recommendation of Mitsubishi UFJ Morgan Stanley Securities or its affiliates, nor does it provide its approval of the Share Transfer, or an opinion or recommendation to the shareholders of Ryoyo Electro or Ryosan regarding the transfer and acquisition of shares and the exercise of the shareholder rights, including the exercise of voting rights, or their consent to the Share Transfer or any other related matters. Mitsubishi UFJ Morgan Stanley Securities relies on the information that is already publicly available or any information provided by Ryoyo Electro or Ryosan or otherwise obtained for the analysis and calculation of the share transfer ratio, assuming that such information is accurate and complete, and has not independently verified the accuracy and completeness thereof. Also, Mitsubishi UFJ Morgan Stanley Securities assume that the financial prospects reflect the best prospects and judgement currently available with respect to the future financial condition of Ryoyo Electro and Ryosan and has been reasonably prepared and provided by the management of Ryoyo Electro and Ryosan. Mitsubishi UFJ Morgan Stanley Securities has not made or obtained any independent assessment or appraisal of the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of Ryoyo Electro, Ryosan or their affiliates, nor has it requested any third-party institution to value or appraise them. Mitsubishi UFJ Morgan Stanley Securities’ analysis is based on economic, financial, market, and other conditions as of the calculation base date of the share transfer ratio calculation report and on information available to Mitsubishi UFJ Morgan Stanley Securities as of such date. Although there is a possibility that an event occurring on or after the date may affect the basis on which the Mitsubishi UFJ Morgan Stanley Securities’ analysis and the share transfer ratio calculation report have been prepared, Mitsubishi UFJ Morgan Stanley Securities is not obligated to update, revise or reconfirm the share transfer ratio calculation report or its analysis. In addition, the preparation of the share transfer ratio calculation report and the underlying analysis therefor was a complex process and is not necessarily suitable for partial analysis or summary description. The valuation ranges based on the specific analysis described herein may not be considered as Mitsubishi UFJ Morgan Stanley Securities’ assessment of the actual value of Ryoyo Electro or Ryosan.

[Translation]

(3)	Matters related to application for listing, etc. of the Joint Holding Company

The Companies plan to apply for an initial listing (technical listing) of the shares of the newly established Joint Holding Company on the Prime Market of the Tokyo Stock Exchange. The listing date is expected to be April 1, 2024, the date of registration of the establishment of the Joint Holding Company. The Companies will be delisted from the Tokyo Stock Exchange on March 28, 2024, prior to the listing of the Joint Holding Company, as the Companies will become wholly-owned subsidiaries of the Joint Holding Company through the Share Transfer.

The listing date of the shares of the Joint Holding Company and the delisting date of the Companies will be determined in accordance with the respective rules of the Tokyo Stock Exchange.

(4)	Measures for securing fairness

Ryoyo Electro has taken the following measures to ensure the fairness of the Share Transfer.

(i) Obtaining a share transfer ratio calculation report from an independent third-party calculation agent

As stated in “3. Grounds for Details of Allotment pertaining to the Share Transfer, (1) Grounds and reasons for details of allotment” above, in order to ensure the fairness and reasonableness of the Share Transfer, Ryoyo Electro has appointed Daiwa Securities as an independent third-party calculation agent and obtained a share transfer ratio calculation report as a basis for agreeing on the share transfer ratio for the Share Transfer. Ryoyo Electro has also negotiated and discussed with Ryosan by reference to the analysis and advice of Daiwa Securities, its financial advisor and third-party calculation agent, and resolved at a meeting of its board of directors held today, to implement the Share Transfer based on the share transfer ratio described in “2. Outline of the Management Integration, (4) Details of allotment pertaining to the Share Transfer (share transfer ratio)” above.

(ii) Advice from an independent law firm

In order to ensure the fairness and appropriateness of the decision-making by its board of directors, Ryoyo Electro has received legal advice from TMI Associates, a legal advisor independent of the Companies, regarding the procedures for the Share Transfer and the method and process of decision-making by Ryoyo Electro. TMI Associates is not a related party to the Companies and does not have a material interest in the Management Integration that should be stated herein.

On the other hand, Ryosan has taken the following measures to ensure the fairness of the Share Transfer.

(i) Obtaining a share transfer ratio calculation report from an independent third-party calculation agent

As stated in “3. Grounds for Details of Allotment pertaining to the Share Transfer, (1) Grounds and reasons for details of allotment” above, in order to ensure the fairness and reasonableness of the Share Transfer, Ryosan has appointed Mitsubishi UFJ Morgan Stanley Securities as an independent third-party calculation agent and obtained a share transfer ratio calculation report as a basis for agreeing on the share transfer ratio for the Share Transfer. Ryosan also negotiated and discussed with Ryoyo Electro by reference to the analysis and advice of Mitsubishi UFJ Morgan Stanley Securities, its financial advisor and third-party calculation agent, and resolved at a meeting of its board of directors held today, to implement the Share Transfer based on the share transfer ratio described in “2. Outline of the Management Integration, (4) Details of allotment pertaining to the Share Transfer (share transfer ratio)” above.

(ii) Advice from an independent law firm

In order to ensure the fairness and appropriateness of the decision-making by its board of directors, Ryosan has obtained legal advice from Anderson Mori and Tomotsune, a legal advisor independent of the Companies, regarding the procedures for the Share Transfer and the method and process of decision-making by Ryosan. Anderson Mori and Tomotsune is not a related party to the Companies and does not have a material interest in the Management Integration that should be stated herein.

[Translation]

(5)	Measures to avoid conflict of interest

No special measures have been taken because no particular conflict of interest arises between Ryoyo Electro and Ryosan with respect to the Share Transfer.

4.	Overview of the Parties to the Management Integration

(1) Name	Ryoyo Electro Corporation	Ryosan Company, Limited
(2) Address	1-12-22 Tsukiji, Chuo-ku, Tokyo, 104-8408, Japan	2-3-5 Higashi-Kanda, Chiyoda-ku, Tokyo, 101-0031, Japan
(3) Name and position of representative	Moritaka Nakamura, Representative Director, President	Kazuhiko Inaba, Representative Director, President
(4) Description of business	1) Sale of semiconductors/devices 2) Sale of ICT products 3) Sale of embedded devices 4) Design, development, and technological support concerning the above 5) Services concerning the above	1) Sale of devices 2) Delivery of solutions
(5) Capital	JPY 13,672,000,000 (As of July 31, 2023)	JPY 17,690,000,000 (As of September 30, 2023)
(6) Date of incorporation	February 27, 1961	November 18, 1953
(7) Outstanding shares	26,800,000 shares (As of July 31, 2023)	25,000,000 shares (As of September 30, 2023)
(8) Fiscal term	January 31	March 31
(9) Number of employees	Consolidated: 713 Singular: 537 (As of July 31, 2023)	Consolidated: 952 Singular: 603 (As of September 30, 2023)
(10) Major customers	TCL ELECTRONICS (HK) LIMITED	Mitsubishi Electric Corporation
(11) Major trading bank	MUFG Bank, Ltd.	Sumitomo Mitsui Banking Corporation
(12) Major shareholders and shareholding ratio

The Master Trust Bank of Japan, Ltd. (trust account)

SHC Corporation

Mitsubishi Electric Corporation

Custody Bank of Japan, Ltd. (trust account)

Sheep Shokai Co.

Nippon Life Insurance Company

Ryoyo Electro Employee Stockholder Association

STATE STREET BANK WEST CLIENT – TREATY 505234

Yoshihisa Shimada

Yoichiro Ohashi

12.54% 10.48% 7.80% 2.89% 2.59% 2.03% 1.54% 1.07% 1.04% 1.02%

Ryoyo Electro Corporation

The Master Trust Bank of Japan, Ltd. (trust account)

City Index Eleventh Co., Ltd

Sumitomo Mitsui Banking Corporation

SUMITOMO LIFE INSURANCE COMPANY

Nippon Life Insurance Company

Custody Bank of Japan, Ltd. (trust account)

MUFG Bank, Ltd.

NEC Corporation

Yoshiko Yamashima

20.07% 14.17% 9.98% 4.33% 3.67% 3.14% 3.10% 2.78% 2.58% 1.39%
	(As of July 31, 2023)	(As of September 30, 2023)
(13) Relationship between the Companies

As of September 30, 2023, Ryoyo Electro owns 20.07% of the total number of Ryosan’s outstanding shares (excluding treasury shares (1,557,771 shares)) and is its largest major shareholder. Ryosan is an equity-method affiliate of Ryoyo Electro and a related party of Ryoyo Electro.

There are no significant personal or business relationships.

[Translation]

(14) Financial position and operating results for the last three fiscal years (Units: JPY 1 million, except as otherwise noted.)
	Ryoyo Electro Corporation (Consolidated)			Ryosan Company, Limited (Consolidated)
Fiscal period	January 2021	January 2022	January 2023	March 2021	March 2022	March 2023
Net assets	37,992	42,309	44,725	89,609	94,724	102,731
Gross assets	59,336	72,652	88,409	148,087	190,548	188,188
Net assets per share (JPY)	2,188.90	2,130.47	2,213.66	3,824.82	4,043.20	4,383.09
Sales volume	95,792	112,099	129,912	219,884	272,647	325,657
Operating profit	1,266	2,258	4,693	4,628	8,857	15,423
Current profit	905	2,400	4,477	5,122	8,085	13,361
Current net profit attributable to owners of the parent company	806	1,873	3,056	4,586	5,359	9,224
Net profit per share (JPY)	35.19	103.94	151.46	195.78	228.75	393.70
Dividend per share (JPY)	180	120	110	100	120	165

5.	Outline of the Accounting for the Share Transfer

The outline of accounting for the Share Transfer falls under an “acquisition” under the accounting standards for business combinations, and the Share Transfer is expected to be accounted for using the purchase method. Goodwill (or negative goodwill) is expected to be recorded in the consolidated accounts of the Joint Holding Company, but the amount cannot be estimated at this time, and will be announced once it is determined.

6.	Future Outlook

The management policies, plans and performance outlook, etc. of the Joint Holding Company to be established by the Share Transfer will be discussed by the Companies and will be announced once they are finalized.

End

[Translation]

(Reference)

Consolidated performance forecast for the current fiscal year (announced on August 31, 2023) and consolidated results for the previous fiscal year of Ryoyo Electro

(Units: JPY 1 million)

	Consolidated sales volume	Consolidated operating profit	Consolidated current profit	Current net profit attributable to owners of the parent company
Forecast for the current fiscal year (January 2024)	128,000	4,300	8,900	7,500
Results for the previous fiscal year (January 2023)	129,912	4,693	4,477	3,056

Consolidated performance forecast for the current fiscal year (announced on July 31, 2023) and consolidated results for the previous fiscal year of Ryosan

(Units: JPY 1 million)

	Consolidated sales volume	Consolidated operating profit	Consolidated current profit	Current net profit attributable to owners of the parent company
Forecast for the current fiscal year (March 2024)	270,000	8,000	7,000	5,000
Results for the previous fiscal year (March 2023)	325,657	15,423	13,361	9,224

Notice of Execution of Definitive Agreement for Management Integration between Ryoyo Electro and Ryosan through the Establishment of a Joint Holding Company October 16, 2023 Ryosan Company, Limited Ryoyo Electro Corporation <Supplementary Material>

2  Softening supply and demand in the semiconductor market  Conflict between the U.S. and China and a tightening of semiconductor regulations  Changes in interest rates and foreign exchange rates  Rising prices of resources and materials  Increasing geopolitical risks Changes in the external environment Background 1. Background and Objectives of the Management Integration Against the backdrop of the changing functions and roles required of electronics trading companies, we, as a new core group in the industry, will seek to add value to the entire value chain by joining the forces of two companies with different strengths. Customers Suppliers  Expansion of scale through mergers and acquisitions  Review of distribution policies, including agency and commercial rights  Incentives to improve operational efficiency in light of the impact of the Covid - 19 pandemic, etc.  Accelerating IoT and DX across society  Changing and diversified customer needs Objectives » Strengths in device business with strong customer base » Strengths in solution business combining ICT and services Challenges as a new core group Changing functions and roles required of electronics trading companies Generation of synergy

2. [Synergy] Initiatives to Generate Synergies

[Group management targets for the fiscal year ending March 31, 2029]
Sales Volume: JPY 500 billion; Operating Profit: JPY 30 billion

Expanding quantity

Improving quality

- Acquiring know-how to meet needs
- Pursuing uniqueness to respond to needs
- Expanding business models for customers

Synergy effects by pursuing quantity and quality

- Grasping customer needs
- Promoting understanding of common market needs

Creating an optimal structure and fostering a corporate culture

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3 2. [ Synerg y] Initiatives to Generate Synergies  Acquiring know - how to meet needs  Pursu ing uniqueness to respond to needs  Expand ing business model s for customers Improving quality  Strengthening the customer base and product lines  Expanding new contact points with customers  Increasing products that match needs Expanding quantity  Grasping customer needs  Promot ing understanding of common market needs [ Group m anagement t argets for the f iscal y ear e nding March 31, 2029] S ales Volume : JPY 500 billion ; Operating Profit : JPY 30 billion Creating an optimal structure and fostering a corporate culture  (Structure) Accelerat ing harmony and integration for the unified management of the group  (Structure) Establishing a system to realize the provision of new value to customers  (Corporate c ulture) Individual growth and improvement of organizational capabilities Synergy effects by pursuing quantity and quality

2. [Synergy] Expanding Quantity and Improving Quality

Expanding quantity

Expanding contact points with customers

- Strengthening information dissemination to customers
- Promoting cross-selling

Increasing products that match needs

- Strengthening the analysis of customer needs
- Providing products and services that meet customer requests

Strengthening the customer base and product lines

Upgrading hardware	· Semiconductors · Electronic parts · Materials · Boards · ICT devices · Manufacturing equipment
Upgrading software	·Embedded software modules ·Cloud software

Improving quality

Diversified business models

Enhancing service business

Enhancing consulting functions

Expanding know-how

- Expanding business models by accumulating and acquiring know-how

Creating unique value

- Creating unique value in line with customer needs

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4 2. [Synergy] Expanding Quantity and Improving Quality  Strengthen ing the analysis of customer needs  Provi ding products and services that meet customer requests We will help our customers to solve their problems by combining our contact points with customers, product lines and know - how developed by Ryoyo Electro and Ryosan. Expanding contact points with customers Strengthening the customer base and product lines Expanding know - how Expanding quantity Improving quality Increasing product s that match needs  Approaching and providing a wide variety of products to the customers of the C ompanies  Strengthen ing informa tion dissemination to customers  Promot ing cross - selling Creating u nique value Upgrading hardware ・ Semicon ductor s ・ Electronic part s ・ Materials ・ Board s ・ ICT devices ・ Manufacturing equipment Upgrading software ・ Embedded s oftware m odule s ・ Cloud s oftware Diversified business models  Operating business by leveraging the products and services, know - how and expertise of the C ompanies  Creat ing unique value in line with customer needs  Expan ding business model s by a ccumulati ng and acquiring know - how Enhancing service business Enhancing consulting functions

2. [Synergy] Creating an optimal structure and fostering a corporate culture

Fostering a corporate culture

Creating an optimal structure

Personnel affairs | IT system | Accounting | Publicity

- Boosting productivity and efficiency by integrating core systems and promoting DX
- Establishing a structure to share and utilize information
- Optimizing various plans

Technology | Sales | Operation

- Developing technical/know-how collaboration
- Improving sales capabilities, and operational efficiency and accuracy by standardizing processes

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5 2. [S ynergy ] Creating an optimal structure and fostering a corporate culture Creating an optimal structure Improving the a bility to meet customer needs through individual growth and improvement of organizational cap abilities  Foster ing a corporate culture in which each and every employee can enhance their "individual" skills and experience the joy of contributing to customers and personal growth Fostering a corporate culture Developing an infrastructure for the unified management of the group  Boosting productivity and efficiency by integrating core systems and promoting DX  Establishing a structure to shar e and utiliz e information  Optimiz ing various plan s P erson ne l affairs IT s ystem A ccounting P ublicity Establishing a system to realize the provision of new value to customers  Developing te chnical / know - how collaboration  Im prov ing sales capabilities, and operational efficiency and accuracy by standardizing processes T echnology Sales O peration

3. Summary of Management Integration

Method of management integration, etc.

Capital relationship after management integration (from April 1, 2024)

Ryoyo Ryosan Holdings (listed company)
100%
100%
Ryoyo Electro (unlisted company)
Ryosan (unlisted company)
Ryoyo Electro Other companies
Ryosan Other companies

Schedule of management integration (planned)

2023	October	16	Execution of Management Integration Agreement and preparation of the Share Transfer Plan
			The date of public notice of the record date for the extraordinary general meeting of shareholders
		31	The record date for the extraordinary general meeting of shareholders
	December	19	The date of the extraordinary general meeting of shareholders
2024	March	27	The last trading day of the shares of Ryoyo Electro and Ryosan on the TSE
		28	The date of delisting the shares of Ryoyo Electro and Ryosan from the TSE
	April	1	The effective date of management integration (the date of the initial listing of the shares of Ryoyo Ryosan Holdings)

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6 3. Summary of Management Integration Method of management integration, etc. Method of management i ntegration  A joint share transfer whereby Ryoyo Electro and Ryosan will become wholly - owned subsidiaries ( kabushiki iten kanzen kogaisha ) and the newly established Joint Holding Company (Ryoyo Ryosan Holdings) will become the wholly - owning parent company ( kabushiki iten kanzen oyagaisha ) Share transfer ratio Ryoyo Electro ： Ryosan ＝ １： 1.32  One common share of Ryoyo Ryosan Holdings will be issued for one common share of Ryoyo Electro .  1.32 common shares of Ryoyo Ryosan Holdings will be issued for one common share of Ryosan. Capital relationship after management integration (from April 1, 2024 ) S chedule of management integration (planned) Ryoyo Ryosan Holdings ( l isted company) Ryoyo Electro ( unlisted company) Ryoyo Electro Other companies Ryosan ( u nlisted company) Ryosan Other c ompanies Execution of Management Integration Agreement and p reparation of the Share T ransfer P lan October December March The date of public notice of the record date for the extraordinary general meeting of shareholders The record date for the extraordinary general meeting of shareholders The date of the extraordinary general meeting of shareholders The last trading day of the shares of Ryoyo Electro and Ryosan on the TSE The date of delisting the shares of Ryoyo Electro and Ryosan from the TSE The effective date of management integration (the d ate of the initial listing of the shares of Ryoyo Ryosan Holdings) April 20 23 20 24 16 31 19 28 27 1 100% 100%

7 4. Overview of the Joint Holding Company (Planned) Trade name (planned) Ryoyo Ryosan Holdings, Inc. Location of the head office 2 - 3 - 5 Higashi - Kanda, Chiyoda - ku , Tokyo, 101 - 0031, Japan Location of the headquarters 1 - 12 - 22 Tsukiji, Chuo - ku , Tokyo 104 - 8408 Organizational structure A company with an audit and supervisory committee ( kansa tou i’inkai setchi gaisha ) Representatives and officers who will take office Representative Director, President Moritaka Nakamura Representative Director, Vice President Kazuhiko Inaba Director Shunya Endo Director Atuyuki Ohashi Director Norihiko Takahashi Outside Director Shinya Takada Outside Director Haruyoshi Kawabe Outside Director Masumi Shiraishi Director, Full - time Audit and Supervisory Committee Member Kiyoshi Waki Outside Director, Audit and Supervisory Committee Member Mahito Ogawa Outside Director, Audit and Supervisory Committee Member Motomi Oi Outside Director, Audit and Supervisory Committee Member Sachiko Fukuda Capital JPY 15 billion Scheduled date of establishment April 1, 2024 Fiscal year - end March 31 Stock exchange on which the company will be listed Prime Market of the Tokyo Stock Exchange

8 5. Outline of Ryoyo Electro and Ryosan Name Ryoyo Electro Corporation Ryosan Company, Limited Address 1 - 12 - 22 Tsukiji , Chuo - ku , Tokyo 2 - 3 - 5 Higashikanda , Chiyoda - ku , Tokyo Name and position of representative Moritaka Nakamura, Representative Director, President Kazuhiko Inaba, Representative Director, President Description of business 1 ) Sale of semiconductors/devices 2 ) Sale of ICT products 3 ) Sale of embedded devices 4 ) Design, development, and technological support concerning the above 5 ) Services concerning the above 1 ) Sale of devices 2 ) Delivery of solutions Capital JPY 13 , 672 , 000 , 000 JPY 17 , 690 , 000 , 000 Date of incorporation February 27 , 1961 November 18 , 1953 Outstanding shares 26 , 800 , 000 shares 25 , 000 , 000 shares Fiscal term January 31 March 31 Number of employees Consolidated : 713 Singular : 537 (As of July 31 , 2023 ) Consolidated : 952 Singular : 603 (As of September 30 , 2023 ) Major customers TCL ELECTRONICS (HK) LIMITED Mitsubishi Electric Corporation Major trading bank MUFG Bank, Ltd . Sumitomo Mitsui Banking Corporation

9 Ryosan Company, Limited Corporate Planning Office Corporate Planning Headquarters TEL: +81 - 3 - 3862 - 2831 E - mail: ir@rsn.ryosan.co.jp Ryoyo Electro Corporation Public Relations Dept. Corporate Planning Div. TEL: +81 - 3 - 3546 - 6331 E - mail : irmanager@ryoyo.co.jp Contact information: